Exhibit 99.1

PRESS RELEASE

MEDecision	The Ruth Group
Carl Smith	Stephanie Carrington
(610) 540-0202	(646) 536-7017
Carl.Smith@MEDecision.com	scarrington@theruthgroup.com

MEDecision Reports Second Quarter 2007 Financial Results

-Signed Five Contracts Including Two New Clients-

-Appointed Scott Paddock Executive Vice President, Client Solutions-

-Revises Full Year 2007 Guidance-

WAYNE, PA — July 26, 2007 — MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to health care payers, today announced financial results for the second quarter ended June 30, 2007.

MEDecision founder and chief executive officer David St.Clair said, “We are encouraged by the second quarter progress that we communicated to you earlier this month.  By signing multi-product contracts with two new clients, finishing deployment of our Collaborative Care Management solutions with Health Care Service Corporation (HCSC) and adding three new Patient Clinical Summary (PCS™) pilot programs, we strengthened the foundation from which our business can grow.  Additionally, Scott Paddock joined us this week as our executive vice president of client solutions to help build upon this momentum.  We believe he will be instrumental in helping us optimize the sales process.”

St.Clair continued, “While we are seeing adoption of our PCS solution in the market, the speed of deployment to its end users is still uncertain.  As a result of this uncertainty, we will be removing all assumptions about PCS revenue growth from our guidance until we and our clients have demonstrated successful deployment models.  Therefore, our revised guidance reflects our belief in the strength of our core business.  To be clear, however, we continue to have a high level of confidence in the PCS opportunity.”

Second Quarter 2007 Financial Results

Total revenue for the second quarter of 2007 was $9.7 million (excluding approximately $3.2 million of deferred term license revenue which the Company expects to recognize in the fourth quarter), compared to $12.7 million (no term license revenue was deferred) for the second quarter of 2006.  The revenue by category for the second quarter of 2007 as compared to the second quarter of 2006 was as follows: Subscription, maintenance and transaction fees of $6.0 million, compared to $5.5 million in the second quarter of 2006; Term license revenue of $0.3 million (excluding approximately $3.2 million of deferred term license revenue which the Company expects to recognize in the fourth quarter), compared to $3.5 million in the second quarter of 2006; and Professional services revenue of $3.4 million, compared to $3.7 million in the second quarter of 2006.  The reduction in professional services revenue in the second quarter of 2007 was attributable in part to the lack of new client contracts in the previous two quarters that would have resulted in implementation revenue in the second quarter of 2007.

Gross margin for the second quarter of 2007 was $5.2 million with gross margin as a percentage of revenue of 54.0%, compared to gross margin of $8.9 million with gross margin as a percentage of revenue of 69.8% in the second quarter of 2006.  The decline in gross margin as a percentage of revenue was primarily attributable to the lower volume of term license revenue recognized in the second quarter of 2007 compared to the second quarter of 2006.

Operating expenses for the second quarter of 2007 were $7.8 million, compared to $7.9 million for the second quarter of 2006.  The year-over-year decrease in operating expenses was primarily attributable to reductions in both sales and marketing and research and development expense that were partially offset by increased general and administrative expenses reflecting increased stock compensation expense and public company costs.

The operating loss for the second quarter of 2007 was $2.5 million, compared to operating income of $0.9 million in the second quarter of 2006.

For the three months ended June 30, 2007, the Company reported a net loss available to common shareholders of $2.5 million, or $0.16 per basic and diluted share based on weighted average shares outstanding of 15.3 million shares. Net income available to common shareholders for the three months ended June 30, 2006 was $0.1 million, or $0.03 per basic and diluted share based on 3.3 million weighted average shares outstanding.

Recent Developments

During the second quarter of 2007, the Company signed contracts with two new clients: BlueCross BlueShield of Minnesota and Lovelace Health Plan of New Mexico.  These two new clients licensed the Collaborative Care Management suite including the Patient Clinical Summary and represent aggregate term license revenues of approximately $3.2 million.  The Company expects to recognize this term license revenue plus subscription and maintenance, and professional services revenues of approximately $2.7 million from the two contracts during the second half of 2007, almost entirely in the fourth quarter.

In addition to the two multi-product contracts signed during the second quarter, the Company gained significant traction with its Patient Clinical Summary, signing three new contracts for pilot programs: (i) Hawaii Medical Services Association, an independent licensee of the Blue Cross and Blue Shield Association, (ii) UnitedHealthcare Services and (iii) Memphis Managed Care Corporation.

During the second quarter, HCSC successfully completed deployment of MEDecision’s Collaborative Care Management solution as part of Blue Care Connection, a single, integrated patient care management program for its BlueCross and BlueShield plans in Illinois, New Mexico, Oklahoma and Texas.

In July, the Company named Scott Paddock executive vice president, client solutions. Paddock will leverage over 15 years of corporate sales and marketing experience to direct and manage the entire sales operation. His primary charge will be to optimize the focus, discipline and effectiveness of the Company’s sales process, forecasting and strategy. He will also work to enhance the incorporation of existing marketing and development strengths into the overall sales and client relations efforts.

Guidance

The Company is adjusting its 2007 guidance for total revenue to between $47 million and $49 million. The Company believes GAAP operating and net loss for the full year 2007 will be between $3.0 million and $5.0 million, including an estimate for FAS 123R stock compensation expense for the full year of $1.5 million.  The Company has revised its guidance parameters to exclude all assumptions of Patient Clinical Summary revenue growth due to the uncertainty of the speed of deployment to end users.

The Company expects total revenue for the third quarter of 2007 to be between $9.3 million and $9.5 million.  The revenue guidance by category for the third quarter of 2007 is as follows: Subscription, maintenance and transaction fees of $5.6 million; Term license revenue of $0.7 million; and Professional services revenue of $3.0 million.  If the Company were to meet the $9.3 million guidance level for the third quarter of 2007, the Company would expect to record a GAAP net loss in the third quarter of between $3.5 million and $4.5 million.

The Company expects total revenue for the fourth quarter of 2007 to be between $18.7 million and $20.0 million.  The revenue guidance by category for the fourth quarter of 2007 is as follows: Subscription, maintenance and transaction fees of $7.6 million (of which $1.6 million is related to deferred revenue from contracts signed in the second quarter); Term license revenue of $6.5 million (of which $3.2 million is deferred revenue from contracts signed in the second quarter); and Professional services revenue of $4.6 million (of which $1.1 million is deferred revenue from contracts signed in the second quarter).  If the Company were to meet the $18.7 million guidance level for the fourth quarter of 2007, the Company would expect to record a GAAP net income in the fourth quarter of between $4.0 million and $5.0 million.

The Company’s 2007 guidance includes non-cash stock compensation expense estimated at $1.5 million for the year and is based upon the current level of stock options outstanding. Actual stock compensation expense will be determined by the amount of new stock option awards granted during 2007 as well as the market price of the Company’s stock and other variables at the date of grant.  The assumptions underlying the calculation to forecast stock compensation expense, most notably stock price volatility, do not allow the Company to forecast such expense within reasonable ranges.

Conference Call

MEDecision will host a Web cast and conference call at 9:00 am ET on July 26, 2007 to discuss the second quarter 2007 results.  A live Web cast of the conference call will be available online from the investor relations page of MEDecision’s corporate Web site at www.MEDecision.com. The dial-in numbers are (877) 407-4018 for domestic callers and (201) 689-8471 for international callers.

A recording of the conference call will remain available on MEDecision’s Web site through August 9, 2007.  A telephonic replay of the call will be available until August 2, 2007.  The replay dial-in numbers are (877) 660-6853 for domestic callers and (201) 612-7415 for international callers.  Please use account number 3055 and conference ID number 248570.

About MEDecision

Founded in 1988, MEDecision provides health care payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ health care. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance. For more information on MEDecision, please visit www.MEDecision.com.

Forward-Looking Statements

This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of revenue, the impact on revenue derived from recurring fees and services, and statements concerning the Company’s term license deal pipeline and the Company’s expectations regarding its subscriptions and transactions business, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the Company’s completion of its quarter closing process and the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10K. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E

MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc. All other names, brands or products may be trademarks or registered trademarks of their respective owners.

Consolidated Statements of Operations
(in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Subscription, maintenance & transaction fees	$6,053	$5,501	$11,764	$10,809
Term license revenue	299	3,509	1,866	3,924
Professional services	3,372	3,676	5,911	6,779
	9,724	12,686	19,541	21,512
Costs of revenue
Subscription, maintenance & transaction fees	2,408	1,879	4,773	3,601
Term license revenue	440	473	1,041	685
Professional services	1,627	1,473	3,105	3,094
	4,475	3,825	8,919	7,380
Gross margin
Subscription, maintenance & transaction fees	3,645	3,622	6,991	7,208
Term license revenue	(141)	3,036	825	3,239
Professional services	1,745	2,203	2,806	3,685
	5,249	8,861	10,622	14,132
Operating expenses
Sales and marketing	2,232	2,614	4,473	4,819
Research and development	1,561	2,149	3,289	3,710
General and administrative	3,988	3,167	7,937	5,642
Total operating expenses	7,781	7,930	15,699	14,171

(Loss) income from operations	(2,532)	931	(5,077)	(39)

Gain on change in fair value of redeemable convertible
preferred stock conversion options	—	281	—	566
Interest, net	7	(80)	51	(140)
(Loss) income before (provision) benefit for income tax	(2,525)	1,132	(5,026)	387

(Provision) benefit for income taxes	—	(343)	—	73

Net (loss) income	(2,525)	789	(5,026)	460

Accretion of convertible preferred shares and redeemable convertible preferred shares	—	(684)	—	(1,368)

(Loss) income available to common shareholders	$(2,525)	$105	$(5,026)	$(908)

(Loss) income available to common shareholders, basic	$(0.16)	$0.03	$(0.33)	$(0.28)

(Loss) income available to common shareholders, diluted	$(0.16)	$0.03	$(0.33)	$(0.28)

Weighted average shares used to compute (loss) income available to common shareholders per common share, basic	15,345	3,276	15,264	3,276

Weighted average shares used to compute (loss) income available to common shareholders per common share, diluted	15,345	3,529	15,264	3,276

MEDecision, Inc.

Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$12,147	$17,408
Accounts receivable, net of allowance for doubtful accounts of $75 and $52, respectively	8,126	9,975
Prepaid expenses	1,173	1,085
Other current assets	113	116
Total current assets	21,559	28,584

Property and equipment
Computer equipment and software	7,798	7,384
Leasehold improvements	3,375	3,324
Office equipment and furniture	1,908	1,887
	13,081	12,595
Less accumulated depreciation and amortization	(5,382)	(4,116)
Net property and equipment	7,699	8,479

Capitalized software, net of accumulated amortization of $7,460 and $6,909, respectively	5,268	3,857
Other assets	442	460
Total assets	$34,968	$41,380

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of capital lease obligations	$1,719	$1,773
Note payable and current portion of long-term note payable	131	388
Accounts payable	2,278	2,554
Accrued payroll and related costs	719	1,111
Other accrued expenses	1,845	1,799
Deferred license and maintenance revenue	6,532	7,482
Deferred professional services revenue	2,873	2,180
Total current liabilities	16,097	17,287

Long-term liabilities
Capital lease obligations	1,670	2,557
Deferred rent	2,421	2,380
Deferred license and maintenance revenue, net of current	484	691
Total long-term liabilities	4,575	5,628

Commitments and contingencies	—	—

Stockholders’ equity
Common stock	104,956	104,099
Accumulated deficit	(90,660)	(85,634)
Total stockholders’ equity	14,296	18,465

Total liabilities and stockholders’ equity	$34,968	$41,380

MEDecision, Inc.

Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Cash flows from operating activities
Net (loss) income	$(2,525)	$789	$(5,026)	$460
Adjustments to reconcile net (loss) income to net cash
(used in) provided by operating activities:
Depreciation and amortization	663	594	1,329	1,040
Gain on change in fair value of redeemable convertible preferred stock conversion options	—	(281)	—	(566)
Amortization of capitalized software	267	174	551	251
Stock compensation expense	311	149	523	257
Amortization of deferred financing cost	27	5	50	10
Provision for (recovery of) doubtful accounts	27	—	23	(27)
Loss on disposal of asset	15	—	15	—
Deferred income tax benefit	—	343	—	(73)
Decrease (increase) in assets:
Accounts receivable	522	(1,584)	1,826	1,814
Prepaid expenses and other assets	246	(429)	(117)	(1,584)
Increase (decrease) in liabilities:
Accounts payable	(74)	1,782	(276)	1,886
Accrued payroll and related costs	(165)	(260)	(392)	(329)
Other accrued expenses	209	143	87	(393)
Deferred revenue	(308)	(3,135)	(464)	(1,525)
Net cash (used in) provided by operating activities	(785)	(1,710)	(1,871)	1,221

Cash flows from investing activities
Capitalized software	(1,103)	(402)	(1,962)	(752)
Purchase of property and equipment	(196)	(261)	(477)	(390)
Net cash used in investing activities	(1,299)	(663)	(2,439)	(1,142)

Cash flows from financing activities
Proceeds from exercise of common stock options	74	—	334	—
Repayment of capital lease obligations	(580)	(340)	(1,028)	(602)
Repayment of insurance note payable	(104)	—	(207)	—
Repayment on equipment note payable, bank	(25)	(25)	(50)	(50)
Net cash used in financing activities	(635)	(365)	(951)	(652)

Net decrease in cash and cash equivalents	(2,719)	(2,738)	(5,261)	(573)
Cash and cash equivalents, beginning of period	14,866	4,612	17,408	2,447
Cash and cash equivalents, end of period	$12,147	$1,874	$12,147	$1,874

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$112	$75	$245	$130

Supplemental disclosures of noncash investing and financing
activities:
Property and equipment acquired under capital leases	$87	$609	$87	$1,035